UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 23, 2017

(Date of earliest event reported)

Glu Mobile Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001‑33368	91‑2143667
(Commission File Number)	(IRS Employer Identification No.)

500 Howard Street, Suite 300 San Francisco, California	94105
(Address of Principal Executive Offices)	(Zip Code)

(415) 800‑6100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

⃞ Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

⃞ Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Departure of Director

On January 23, 2017, Xiaoyi (Steven) Ma, a member of the Board of Directors (the “Board”) of Glu Mobile Inc. (the “Company”) since April 2015 when he was appointed to the Board as the representative of Tencent Holdings Limited (“Tencent”) pursuant to that certain Voting and Standstill Agreement (“Voting Agreement”) by and among, the Company, Tencent, and Red River Investment Limited, a controlled affiliate of Tencent, informed the Company that he was resigning from the Board, effective upon the appointment of Ben Feder to the Board as Tencent’s representative as discussed below.  Mr. Ma’s decision to resign from the Board was not due to a disagreement with the Company relating to its operations, policies or practices.

(d)	Appointment of Director

On January 26, 2017, the Board appointed Ben Feder, Tencent’s President, International Partnerships (North America), as a Class I Director to replace Mr. Ma as Tencent’s representative on the Board pursuant to the Voting Agreement.  Mr. Feder was formerly the Chief Executive Officer of Take-Two Interactive Software, Inc., one of the world’s leading video game developers and publishers. It is not currently expected that Mr. Feder will serve on any of the Board’s committees.

Since Mr. Feder was appointed by one of Glu’s greater than 10% stockholders, he will not be compensated for his service on the Board or any committee of the Board on which he serves.   Mr. Feder does not have any relationships or transactions with Glu that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glu Mobile Inc.

Date: January 27, 2017	By:	/s/ Scott J. Leichtner
Name: Scott J. Leichtner
Title: Vice President and General Counsel